AMENDMENT NO. 3 TO LEASE

This Amendment No. 3 to Lease (this "Amendment Three") is made as of the date last signed below by and among SLC Lake Pointe SPE LLC, a Delaware limited liability company ("Landlord"), and eHealthInsurance Services, Inc., a Delaware corporation ("Tenant") (each, a "Party;" collectively, the "Parties").

RECITALS

A. Landlord's predecessor in interest and Tenant executed that certain Office Lease dated May 7, 2012 (the "Original Lease"), as amended by that certain Amendment No. 1 to Lease dated August 17, 2017 ("Amendment One"), and that certain Amendment No. 2 to Lease dated December 12, 2017 ("Amendment Two"). The Original Lease, Amendment One, Amendment Two and this Amendment Three are collectively referred to herein as the "Lease." Pursuant to the Lease, Landlord leases to Tenant that certain space (the "Existing Space") containing approximately 28,915 rentable square feet located on first and fourth floors of the building with address of 2875 South Decker Lake Drive, West Valley City, Utah 84119 (the "Building"), as more particularly described in the Lease. A portion of the Existing Space on the first floor of the Building containing approximately 1,085 rentable square feet is referred to herein as the "2017 Expansion Space") and the remaining approximately 27,830 rentable square feet is referred to herein as the "Original Space." Capitalized terms used in this Amendment Three shall have the meanings given to them in the Lease, except as provided in this Amendment Three.

B. Landlord and Tenant desire to, among other things, expand the Premises to include that certain space on the fifth floor of the Building containing approximately 12,898 rentable square feet as shown on Exhibit 1 attached hereto (the "2019 Expansion Space"), such that upon the inclusion of the 2019 Expansion Space within the Premises, the Premises shall consist of 41,813 rentable square feet, all in accordance with the terms and conditions set forth in this Amendment Three.

AGREEMENT

In consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, Landlord and Tenant agree as follows:

1. **Amendment of Lease**.

A. 2019 Expansion Space. The 2019 Expansion Space shall be delivered by Landlord to Tenant broom clean with existing FF&E removed, but otherwise in the same condition as exists on the date this Amendment Three is signed by Landlord and Tenant. On the date the 2019 Expansion Space has been delivered to and accepted by Tenant as being in the condition required under this Amendment Three (the "2019 Expansion Space Commencement Date"): (i) the Premises (and definition of "Premises") shall be expanded to include the 2019 Expansion Space, and (ii) Tenant shall lease the 2019 Expansion Space from Landlord on the same terms and conditions set forth in the Lease, except as modified by this Amendment Three. Failure of Tenant to identify and notify the Landlord of any failure of the Expansion Space to meet such required condition within two (2) business days of delivery shall be deemed acceptance of same regardless of whether Tenant has occupied the Expansion Space. The "Anticipated 2019 Expansion Space Commencement Date" is the date the existing tenant vacates the 2019 Expansion Space, but in no event later than May 1, 2019 (such date being necessary to allow time for the installation of Tenant's furniture, fixtures and equipment and the commencement of any tenant improvements that Tenant desires to make in the Premises (which tenant improvements shall be performed in accordance with the alteration provisions of the Lease) before the commencement of Basic Monthly Rent and Tenant's Share of Operating Expenses on the 2019 Expansion Space). Provided the 2019 Expansion Space Commencement Date has occurred no later than May 1, 2019, the "2019 Expansion Space Rent Commencement Date" shall be July 1, 2019. If the 2019 Expansion Space Commencement Date has not occurred on or before May 1, 2019, Landlord shall have no liability to Tenant for delay in delivering possession, but the 2019 Expansion Space Rent Commencement Date shall be delayed one day for each day that Landlord is delayed past May 1, 2019 in delivering the 2019 Expansion Space to Tenant. Upon and subject to Tenant's acceptance of the 2019 Expansion Space as

being delivered to Tenant in the condition required under this Amendment Three, the 2019 Expansion Space shall be deemed delivered to Tenant in "as is" condition and without any representation or warranty. Tenant's occupancy of the 2019 Expansion Space shall constitute conclusive acceptance of the amount of square footage stated herein, and of the condition of the 2019 Expansion Space. If requested by Landlord, Tenant shall confirm in writing the date of the 2019 Expansion Space Commencement Date and 2019 Expansion Space Rent Commencement Date.

B. Extension of Lease Term. The Term of the Lease for the 2019 Expansion Space shall begin on the 2019 Expansion Space Commencement Date and run coterminous with the Term of the Lease for the Existing Space. Subject to Section 1.C, below, the Term of the Lease with respect to the entire Premises (including the 2019 Expansion Space) shall be extended (the "Extension Term") such that the term of the Lease shall expire on the last day of the month that is eighty-four (84) months after the 2019 Expansion Space Commencement Date.

C. Early Termination Right. Notwithstanding Section 1.B, above, Tenant shall have the right to terminate this Lease on the last day of the month that is sixty (60) months after the 2019 Expansion Space Commencement Date. To exercise such termination right, Tenant must provide written notice to Landlord exercising such termination right no later than the last day of the month that is forty-eight (48) months after the 2019 Expansion Space Commencement Date. If Tenant terminates the Lease early in accordance with this Section 1.C, Tenant shall reimburse Landlord for the unamortized portion of: (i) any Improvement Allowance actually used by Tenant and paid by Landlord; (ii) any leasing commissions actually paid by Landlord in connection with this Amendment Three; and (ii) the amount of the rent abated during the Free Rent Period. The foregoing amounts shall be amortized on a straight line basis over a seven year period for purposes of this calculation. Such foregoing amounts shall be paid to Landlord within three (3) business days after the date Tenant sends Landlord such written notice terminating the Lease.

D. Improvement Allowance for Expansion Space. As an inducement to enter into this Amendment Three, Landlord shall provide Tenant with an "Improvement Allowance" in amount of $20.00 per rentable square foot of the 2019 Expansion Space. The Improvement Allowance shall be used to pay for the cost of improvements to the 2019 Expansion Space (the "Tenant Improvements"). The scope and plans of the Tenant Improvements shall be subject to review and approval by Landlord prior to commencement of any work in accordance with the applicable provisions of the Lease (such approval not to be unreasonably delayed or withheld unless otherwise expressly provided in the applicable provisions of the Lease). The Improvement Allowance shall be paid to Tenant within thirty (30) days after all of the following requirements have been satisfied (as determined by Landlord in its reasonable business judgment): (a) Landlord has received a detailed breakdown of the cost of the Tenant Improvements, (b) if required, a certificate of occupancy has been issued by the appropriate governmental authority indicating that Tenant's construction work was performed in accordance with local and state codes and that the Premises are acceptable for occupancy, which work must be completed in accordance with the plans approved by Landlord, (c) Landlord has received an affidavit from Tenant's general contractor stating that all contractors, subcontractors, materialmen, suppliers, architects, engineers, and all other persons performing work or supplying materials and/or services on or about the Premises in connection with the Tenant Improvements have been paid in full and have waived all liens and claims arising as a result of such work, (d) Landlord has received approved notarized original lien waivers for all contractors, subcontractors, materialmen, suppliers and all other persons performing work or supplying materials on or about the Premises in connection with the Tenant Improvements, and (e) Tenant is not in arrears with regard to any Rent or other charges which may be due or owing or otherwise in default of the Lease. If Tenant has not requested disbursement of the entire Improvement Allowance on or before the date that is twelve (12) months after the 2019 Expansion Space Commencement Date (the "Improvement Allowance Expiration Date"), Tenant shall be entitled to use up to sixty percent (60%) of the unused portion of the Improvement Allowance to pay (or be reimbursed) for the cost of Tenant's furniture, fixtures, and equipment for the Expansion Space or as an offset against Rent owing under the Lease. Tenant's shall notify Landlord of the manner in which Tenant elects to use the unapplied portion of the Improvement Allowance, and, if Tenant elects to use it to pay or the cost of furniture, fixtures, and equipment, Landlord shall reimburse Tenant for such costs, not to exceed sixty percent (60%) of the unused portion of the Improvement Allowance, within thirty (30) days following Tenant's presentation to Landlord of invoices for such furniture, fixtures, and

equipment. Except as expressly provided above, no amount of the Improvement Allowance shall be allowed to purchase or install Tenant's furniture, fixtures, equipment, cabling, or wiring, to purchase Tenant's inventory, or as a set-off against Rent or other charges owing to Landlord by Tenant.

E. Basic Monthly Rent. Until the 2019 Expansion Space Rent Commencement Date, Tenant shall continue to pay all rent with respect to the Existing Space as set forth in Amendment Two. As of the 2019 Expansion Space Rent Commencement Date and continuing throughout the Extension Term, Tenant shall pay to Landlord Basic Monthly Rent with respect to the Premises (prorated on a per diem basis for any partial calendar month) in accordance with the figure corresponding to the relevant time period set forth in the following table (which table hereby replaces the table in Section 1.2 of the Lease):

Period	2017 Expansion Space Annual Basic Monthly Rent per RSF	2017 Expansion Space Monthly Installment of Basic Monthly Rent	Original Space Annual Basic Monthly Rent per RSF	Original Space Monthly Installment of Basic Monthly Rent	2019 Expansion Space Annual Basic Monthly Rent per RSF	2019 Expansion Space Monthly Installment of Basic Monthly Rent
7/1/19 – 10/31/19*	$20.60	$1,862.58	$22.66	$52,552.32	Abated*	Abated*
11/1/19 – 12/31/19	$20.60	$1,852.58	$22.66	$52,552.32	$22.66	$24,355.72
1/1/20 – 12/31/20	$21.22	$1,918.46	$23.34	$54,128.89	$23.34	$25,086.40
1/1/21 – 12/31/21	$21.85	$1,976.01	$24.04	$55,752.75	$24.04	$25,838.99
1/1/22 – 12/31/22	$22.51	$2,035.30	$24.76	$57,425.34	$24.76	$26,614.16
1/1/23 – 12/31/23	$23.19	$2,096.35	$25.50	$59,148.10	$25.50	$27,412.58
1/1/24 – 12/31/24	$23.88	$2,159.24	$26.27	$60,922.54	$26.27	$28,234.96
1/1/25 – 12/31/25	$24.60	$2,224.02	$27.06	$62,750.22	$27.06	$29,082.01
1/1/26 – 10/31/26	$25.34	$2,290.74	$27.87	$64,632.73	$27.87	$29,954.47

*The table above assumes a 2019 Expansion Space Rent Commencement Date of July 1, 2019. If the 2019 Expansion Space Rent Commencement Date is after July 1, 2019, the table set forth above shall be revised to reflect the actual 2019 Expansion Space Rent Commencement Date and confirmed by the Parties in a confirmation of lease terms. Regardless of the 2019 Expansion Space Rent Commencement Date, Basic Monthly Rent with respect to the 2019 Expansion Space only shall be abated for the first four (4) full months following the 2019 Expansion Space Rent Commencement Date (the "Free Rent Period") and the Term of the Lease shall expire on the last day of the month that is eighty-four (84) months after the 2019 Expansion Space Commencement Date. If the Lease is terminated during such Free Rent Period, Tenant shall not be entitled to any such rent abatement after the date of termination nor shall Tenant be entitled to assert any right to rent abatement after such termination against any sums due Landlord. The rent abatement granted under this Section is solely for the benefit of the entity executing this Lease as tenant and is not transferable to any assignee or subtenant. In the event of a default by Tenant under the terms of the Lease which results in early termination pursuant to the provisions hereof, then as a part of the recovery to which Landlord shall be entitled shall be included a portion of such rent which was abated under the provisions of this Section, which portion shall be determined by multiplying the total amount of rent which was abated under this Section by a fraction, the numerator of which is the number of months remaining in the Extension Term at the time of such default and the denominator of which is the number of months during the Extension Term that Tenant is obligated to pay Basic Monthly Rent.

F. Tenant's Share. As of the December 12, 2017, Tenant's Percentage of Operating Expenses with respect to the entire Premises shall be 24.16%. As of January 1, 2020, Tenant's Percentage of Operating Expenses with respect to the entire Premises shall be 34.93%.

G. Base Year. Tenant's Base Year for purposes of calculating Tenant's Share of Operating Expenses with respect to the 2019 Expansion Space shall be calendar year 2019. Tenant's Base Year with respect to the Existing Space shall remain 2018.

H. Parking. As of the 2019 Expansion Space Commencement Date, Tenant shall have the right to use an additional 77 parking spaces (based on a ratio of 6.0 per 1,000 rentable square feet leased), unreserved and unassigned, pursuant to the applicable provisions of the Lease.

I. Signage. The first sentence of RIDER TO OFFICE LEASE Section 7 is deleted in its entirety and replaced with the following:

"Tenant may, at its sole cost and expense, but under Landlord's supervision, install, maintain and from time to time replace, on a nonexclusive basis, one (1) exterior sign on the fascia of the Building in a location that is mutually acceptable to Landlord and Tenant, which sign shall be of a size that is generally consistent with the size of the exterior signs of other tenants of the Building that are located on the facia of the Building (such signs, together with any lines, wires, conduits or related improvements installed by Tenant in connection therewith, are referred to collectively as the "Signage"), provided that (a) the size, location, design, color and all other aspects and specifications of the Signage are subject to the prior written approval by Landlord and compliance with all requirements of the requisite municipal authority, and (b) Tenant shall, at its sole cost and expense, comply with all governmental requirements, the conditions of any warranty or insurance maintained by Landlord on the Building and any applicable requirements of any covenants, conditions and restrictions affecting the Property (whether recorded on or after the date of the Lease)."

The last sentence of RIDER TO OFFICE LEASE Section 7 is deleted in its entirety.

2. **Tenant Representations**. Tenant represents and warrants that:

A. Due Authorization. Tenant has full power and authority to enter into this Amendment Three without the consent of any other person or entity;

B. No Assignment. Tenant has not assigned the Lease, or sublet the Premises;

C. No Default. Tenant is not in default of the Lease and Tenant acknowledges that Landlord is not in default of the Lease;

D. Binding Effect. The Lease is binding on Tenant and is in full force and effect, and Tenant has no defenses to the enforcement of the Lease; and

E. Real Estate Brokers. Except for Newmark Grubb ACRES/Newmark Cornish & Carey ("Tenant's Broker"), there is no real estate broker or agent who is or may be entitled to any commission or finder's fee in connection with the representation of Tenant in this Amendment Three and Tenant shall defend, indemnify and hold Landlord harmless from and against any and all third-party claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses ("Claims") (including without limitation, attorneys' fees and costs incurred by Tenant defending or settling such Claims) with respect to any leasing commission or equivalent compensation alleged to be owing on account of such Tenant's discussions, negotiations and/or dealings with any real estate broker or agent other than Tenant's Broker.

3. **Landlord Representations**. Landlord represents and warrants that:

A. Due Authorization. Landlord has full power and authority to enter into this Amendment Three without the consent of any other person or entity;

B. No Default. Landlord is not in default of the Lease and Landlord acknowledges that Tenant is not in default of the Lease; and

C. Binding Effect. The Lease is binding on Landlord and is in full force and effect, and Landlord has no defenses to the enforcement of the Lease.

4. **General Provisions**

A. Attorneys' Fees. If a suit or an action is instituted in connection with any dispute arising out of this Amendment Three or the Lease or to enforce any rights hereunder or thereunder, the prevailing party shall be entitled to recover such amount as the court may adjudge reasonable as attorneys' and paralegals' fees incurred in connection with the preparation for and the participation in any legal proceedings (including, without limitation, any arbitration proceedings or court proceedings, whether at trial or on any appeal or review), in addition to all other costs or damages allowed.

B. Counterparts; Facsimile and Scanned Email Signatures. This Amendment Three may be executed in counterparts and when each party has signed and delivered at least one such executed counterpart to the other party, then each such counterpart shall be deemed an original, and, when taken together with the other signed counterpart, shall constitute one agreement which shall be binding upon and effective as to all signatory parties. Facsimile and scanned e-mail signatures shall operate as originals for all purposes under this Amendment Three.

C. Effect of Amendment. The Lease is unmodified except as expressly set forth in this Amendment Three. Except for the modifications to the Lease set forth in this Amendment Three, the Lease remains in full force and effect. To the extent any provision of the Lease conflicts with or is in any way inconsistent with this Amendment Three, the Lease is deemed to conform to the terms and provisions of this Amendment Three.

D. Binding Effect. The provisions of this Amendment Three shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No amendment, modification or supplement to this Amendment Three shall be binding upon the parties unless in writing and executed by Landlord and Tenant.

E. Integration. This Amendment Three contains the entire agreement and understanding of the parties with respect to the matters described herein, and supersedes all prior and contemporaneous agreements between them with respect to such matters.

F. Submission of Amendment Three. The submission of this Amendment Three for examination and negotiation does not constitute an offer to execute this Amendment Three by Landlord . This Amendment Three shall become effective and binding only upon execution and delivery hereof by Landlord and Tenant. No act or omission of any officer, employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof.

[Signatures on following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment Three as of the date first above written.

TENANT:

EHEALTHINSURANCE SERVICES, INC.,
a Delaware corporation

By: ____________________

Name: David K. Francis

Title: COO

03/20/2019

LANDLORD:

SLC LAKE POINTE EQUITIES LLC,
a Delaware limited liability company

By: SLC Lake Pointe SPE LLC,
a Delaware limited liability company, its Sole Member

By: SLC Lake Pointe Holdings LLC,
a Delaware limited liability company, its Managing Member

By: ____________________
Matthew J. Felton, Managing Member

03/19/2019

EXHIBIT 1
EXPANSION SPACE


WALL TYPES
KEY NOTES
sba
SAMUEL J.
BRADY
ARCHITECTS
LAKE POINT
BUILDING 3
WEST VALLEY
CITY, UTAH
EHEALTH
FIFTH FLOOR
FLOOR PLAN
A1.1
NORTH